Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT TO RIGHTS AGREEMENT, dated as of March 16, 2010 (this “Amendment”), between UNIGENE LABORATORIES, INC., a Delaware corporation (the “Company”), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the “Rights Agent”). Capitalized terms used but otherwise not defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of December 20, 2002 (the “Rights Agreement”);

WHEREAS, neither the Distribution Date nor the occurrence of any Triggering Event has occurred as of the date hereof;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has directed the Rights Agent to enter into this Amendment;

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company that it enter into that certain Amended and Restated Financing Agreement dated as of March 16, 2010, by and among the Company, Victory Park Management, LLC, as administrative agent and collateral agent, and the Lenders party thereto (together with any Related Funds (as defined therein), collectively, the “VPC Parties”) (together with the Senior Secured Convertible Notes issuable thereunder (the “Convertible Notes”) and all other exhibits and schedules thereto, and as the same may have been and may hereafter be amended, restated, modified and supplemented from time to time, the “Financing Agreement” and such amendment and restatement and the transactions contemplated by the Financing Agreement, herein referred to as the “Restructuring”), which amends and restates the Original Financing Agreement (defined below); and

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution and delivery of the Financing Agreement, pursuant to which the Company will issue to certain VPC Parties at least $33,000,000 aggregate principal amount of Convertible Notes (with potentially an additional $3,000,000 aggregate principal amount issuable thereunder), convertible in accordance with the terms thereof into shares of Common Stock of the Company, in order to render the Rights inapplicable to the Restructuring and the other transactions contemplated by or occurring concurrently with the Restructuring;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Amendments.

(a) Amendment to Section 1(a). The following text is added at the end of the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, none of the VPC Parties shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of, and no holder of Rights shall be entitled to exercise such Rights solely by reason of, (i) the approval, execution, delivery or performance of the Financing Agreement, (ii) the public announcement of the Restructuring, (iii) the consummation of the Restructuring, (iv) the acquiring of Beneficial Ownership of Common Stock by any VPC Party (A) in connection with the Restructuring, (B) upon the Conversion Commencement Date (as defined in the Convertible Notes), (C) upon conversion of the Convertible Notes, (D) upon the Stockholder Approval or the Filing (each as defined in the Financing Agreement), or (E) otherwise pursuant to the Financing Agreement, or (v) the VPC Parties’ ownership of the Securities (as defined in the Financing Agreement) or any other securities of the Company.”

(b) The following definitions are added to Section 1 of the Rights Agreement in the appropriate alphabetical order:

“Financing Agreement” shall mean that Financing Agreement dated as of March 16, 2010, by and among the Company and the VPC Parties, together with all exhibits and schedules thereto, and as the same may hereafter be amended, restated, modified and supplemented from time to time (and which amends and restates that certain Financing Agreement, dated as September 30, 2008, by and among the Company and the VPC Parties, together with the Senior Secured Convertible Notes issuable thereunder (the “Convertible Notes”), and all other exhibits and schedules thereto, as the same may have been amended, restated, modified and supplemented from time to time (the “Original Financing Agreement”), and such amendment and restatement and the transactions contemplated by the Financing Agreement, herein referred to as the “Restructuring”).

“VPC Parties” shall mean Victory Park Management, LLC, Victory Park Special Situations Master Fund, Ltd., Victory Park Credit Opportunities Master Fund, Ltd., Related Funds (as defined in the Financing Agreement) and each of their respective Affiliates, successors and assigns.

2. The Rights Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Rights Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

3. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Rights Agreement to “this Agreement, “hereunder,” “hereof,” “herein” or words of like import, shall mean and be a reference to the Rights Agreement, as amended hereby. Except as specifically amended above, the Rights Agreement shall remain in full force and effect, without modification, waiver or amendment, and is hereby ratified and confirmed.

4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5. This Amendment may be executed in any number of counterparts and such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

UNIGENE LABORATORIES, INC.

By:	/s/ Warren P. Levy
Name:	Warren P. Levy
Title:	Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY, as Rights Agent

By:	/s/ Nicola Giancaspro
Name:	Nicola Giancaspro
Title:	Vice President